Exhibit 14.01

GRIC COMMUNICATIONS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

GRIC Communications, Inc. is committed to maintaining the highest standards of honest and ethical business conduct.  While businesses and customs can vary from region to region, we share certain standards and responsibilities wherever we do business.

We have developed these written standards to promote:

•                    honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                    full, fair, accurate, timely, and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in our other public communications;

•                    compliance with applicable governmental laws, rules and regulations;

•                    the prompt internal reporting of violations of this code; and

•                    accountability for adherence to this code.

These written standards are designed to help guide conduct in unclear situations and thus avoid potential wrongdoing!

This policy applies to all Company employees and officers as well as the members of our Board of Directors.  The following guidelines are designed to inform you of our standards of business conduct and to assist you in complying with these standards.  In this policy, all reference to the Company includes all of the Company’s subsidiaries.

All employees, officers and Board members are expected to read and understand this policy and to adhere to these standards.  Failure to comply with this policy, or to take action where aware of another’s failure to comply, may result in disciplinary action, up to and including termination.

These guidelines do not and cannot cover every situation.  You are encouraged to seek guidance on any ethical or legal questions from your immediate supervisor, a representative of Human Resources and/or the General Counsel, who can assist you in determining the proper course of conduct.

Please sign the acknowledgment form at the end of this Code of Business Conduct and Ethics and return the form to the Human Resources Department indicating that you have received, read, understand and agree to comply with the Code of Business Conduct and Ethics.  The signed acknowledgment form will be retained in your personnel file.

I.              GENERAL

All Company employees, officers and Board members must comply with all applicable laws, regulations, rules and regulatory orders.  Further, it is against the Company’s policy for these persons to participate in any activity in which his or her interest conflicts with that of the Company.  These persons must acquire appropriate knowledge of the requirements relating to his or her duties sufficient to enable him or her to recognize potential dangers and to know when to seek advice from their Human Resources representative, the Chief Financial Officer and/or the General Counsel on specific Company policies and procedures.

II.            WORK ENVIRONMENT AT GRIC

The Company’s reputation for integrity and business ethics should never be taken for granted. To maintain that reputation, employees, officers and Board members must exercise good judgment in his or her decisions and actions and must adhere to all Company policies, including those contained in this Code of Business Conduct and Ethics.

If the Company finds that your conduct on or off the job adversely affects your performance, that of other employees, or the Company’s legitimate business interests, you will be subject to corrective action, including dismissal. If applicable, you should review your employee handbook or other policy materials for more detailed information.

Every employee must be familiar with, and comply with, the Company’s policies against harassment, abuse, and discrimination, and applicable employment laws.

III.           BUSINESS STANDARDS TO AVOID CONFLICTS OF INTEREST

A.                                    GENERAL POLICY

Each of us has a responsibility to the Company, our shareholders and each other.  Although this duty does not prevent us from engaging in personal transactions that are not Company-related, it does demand that we avoid situations where a conflict of interest might occur or appear to occur.  The Company is subject to scrutiny from many different individuals and organizations.  We should always strive to avoid even the appearance of impropriety.

Employees, officers and Board members may generally engage in outside activities that do not involve a conflict of interest, are not related to the Company, do not adversely affect your performance, the performance of other employees, or the Company’s legitimate business interests.

A prohibited conflict of interest exists where the interests or benefits of one person conflict with the interests or benefits of the Company.  All employees are prohibited from using information gained about the Company for their personal advantage.  You are encouraged to seek guidance if you are unsure about whether your interests conflict with or appear to conflict with those of the Company.

Examples of potential conflicts of interest are described below.

B.            OUTSIDE BOARDS

All employees and officers of the Company and its subsidiaries should obtain prior approval before accepting any appointment as a member of the Board of Directors or as an officer of any other company, that is a competitor, supplier or customer of the Company.  Employees should seek approval of the General Counsel and all officers (other than the Chief Executive Officer) must obtain prior approval from the Chief Executive Officer before accepting any such appointment.  The Chief Executive Officer must obtain approval from the Board of Directors before accepting an appointment as a member of a Board of Directors.

This policy is not intended to prevent service on such boards, but is intended to help employees and officers avoid conflicts of interest. In particular, it is a conflict of interest to serve as a board member of any company that competes (or is likely to compete in the future) with the Company.

C.            Outside Employment

Exempt employees and officers of the Company are expected to devote their full attention to the business of the Company, and are prohibited from engaging in any activity that interferes with their performance or responsibilities to the Company or is otherwise in conflict with or prejudicial to the Company.  Our policies prohibit supervisory or management employees from accepting simultaneous employment with a supplier, customer or competitor of the Company unless they obtain prior and express written approval of the General Counsel.  In addition, our policies prohibit any employee, officer or Board member from taking part in any activity that enhances or supports a competitor’s position.

Employees, officers and Board members should not engage in any self-employment that is in competition with the Company or contract with the Company or its competitors, suppliers or customers as a supplier, distributor, or consultant.

D.            GIFTS, ENTERTAINMENT AND KICKBACKS

Company employees, officers and Board members may not give or receive kickbacks in any form under any circumstances.  “Kickbacks” are defined as any payment or gift to an employee, officer or Board member in exchange for Company business to the payor, or that is or might be intended (or perceived as intended), directly or indirectly, to influence any business decision or action. A kickback would include not just a payment of cash, but any offer, payment, promise to pay, or authorization to pay any money, gift, products, services — anything of value.  In addition, no Company employee, officer or Board member or any immediate family member of an employee may accept any discount from the Company’s suppliers or customers unless the same discount is available to all Company employees at an equivalent level in the Company.

We expect employees, officers and Board members to use good judgment and seek guidance from their Human Resources representative, the Chief Financial Officer or the General Counsel when needed.  A gift of cash or its equivalent is always considered improper, regardless of the value.

Inexpensive gifts that are commonly exchanged in business, or normal business meals, celebratory events and entertainment, do not violate this policy so long as they are appropriate to the circumstances, are not excessive and do not create an appearance of impropriety.  The nature and cost of any such gifts given by an employee, officer or Board member must always be accurately recorded in the Company’s books and records.

This prohibition does not apply to gifts to the Company rather than a particular employee or Board member of the Company, nor does it apply to gifts to a supplier or customer rather than one of their employees or Board members. Employees, officers and Board members are encouraged to seek guidance from their Human Resources representative, the Chief Financial Officer or the General Counsel regarding how to refuse or return gifts without offending the individual or company offering the gift.

If you receive any item which may violate this policy, please review the matter with your Human Resources representative, the Chief Financial Officer or the General Counsel to discuss how to deal with the situation.  Other sensitive issues should also be brought to the attention of your Human Resources representative, the Chief Financial Officer or the General Counsel.

Company employees, officers and Board members may distribute or receive promotional items advertising the Company to customers and suppliers if the items are of a limited value, and their distribution does not violate any laws or generally accepted business practices.

E.             OUTSIDE COMMERCIAL INTERESTS

No Company employee, officer or Board member may hold any material financial interest, including stock or bond ownership or any other direct financial relationship, in any outside concern that might create a conflict of interest with his or her responsibilities to the Company without prior approval of the Chief Financial Officer.  The Chief Financial Officer, the Chief Executive Officer and the Chairman of the Board must obtain Board of Director approval.  Examples of potentially inappropriate financial interests or transactions are:

•                    stock holdings in a competitor, supplier or a material partner or distributor (except as stated below);

•                    loaning money to a competitor, or a material supplier, business partner or distributor;

•                    other investments or ownership interest in a competitor, or a material distributor, business partner or supplier; and

•                    any interest in property or assets for the purpose of selling or leasing to the Company.

Company employees, officers and Board members may own less than 1% or $100,000, whichever is greater, of the publicly traded stock or bonds of a corporation, since a conflict of interest rarely exists in those situations.  Additionally, employees, officers and Board members may borrow from a financial institution doing business with the Company, so long as such loans carry standard terms, substantially similar to those granted to unaffiliated third parties, and were granted pursuant to the normal underwriting standards of such financial institution.  If you are in doubt as to whether something is “material,” you should seek guidance from your Human Resources representative, the Chief Financial Officer or the General Counsel.

F.             Related Parties

As a general rule, you should avoid conducting Company business with a relative or with a business in which a relative is in executive management or other significant role.  For purposes of this policy, a relative includes a spouse, child, parent, sibling, grandparent, aunt, uncle, niece, nephew, cousin, step relationships, and in-laws, and also includes a person living in a spousal (including same sex) or familial fashion with an employee.

If such a related party transaction is unavoidable, you must fully disclose the nature of the related party transaction to the Chief Financial Officer.  If determined to be material to the Company by the Chief Financial Officer, the Company’s Audit Committee must review and approve in writing in advance such related party transactions.  The most significant related party transactions, particularly those involving the Company’s Board members or executive officers, must be reviewed and approved in writing in advance by the Company’s Board of Directors or Audit Committee.  The Company must report all such material related party transactions with its executive officers and Board members under applicable accounting rules, federal securities laws, Securities and Exchange Commission rules and regulations, and securities market rules.

In general, any dealings with a related party must be conducted in such a way that no preferential treatment is given to this business.

G.            CORPORATE OPPORTUNITIES

Employees, officers and Board members may not exploit for their own personal gain opportunities that are discovered through the use of corporate property, information or position unless the opportunity is disclosed fully in writing to the Company’s Board of Directors and the Board of Directors declines to pursue such opportunity.

H.            NO LOANS TO DIRECTORS OR EXECUTIVE OFFICERS

The Company may not extend or maintain credit, arrange for the extension of credit, or renew an extension of credit, in the form of a personal loan to or for any director or executive officer of the Company.  Any questions about whether a loan has been made to a director or executive officer in violation of this policy should be directed to the General Counsel.

I.              OTHER SITUATIONS

Because other conflicts of interest may arise, it would be impractical to attempt to list all possible situations.  If a proposed transaction or situation raises any questions or doubts in your mind you should consult the General Counsel.

IV.           STANDARDS FOR CONDUCTING GRIC’S BUSINESS

A.            ANTITRUST LAWS

Most countries have well-developed bodies of law, referred to as antitrust or competition laws, designed to encourage and protect free and fair competition. The Company is committed to obeying both the letter and spirit of these laws.  These laws prohibit many actions that could unreasonably restrain the functioning of a free marketplace. Competition laws generally address a wide range of practices, including: arrangements with competitors (including participating with competitors in a trade association or in a standards creation body, as well as price fixing); many pricing practices (including price discrimination), terms of sale, restrictions on resellers, promotional allowances and many other practices.  Activities such as price-fixing and arrangements with competitors to divide or allocate markets or customers or exclude others from a market, are absolutely prohibited.  Competition laws also can prohibit false or misleading statements regarding the Company’s competitors or their services

All employees and officers with management responsibilities are expected to have a basic working knowledge of the applicable antitrust laws and prohibited activities related to their work.  The application of these laws to particular situations can be quite complex.  Employees and officers should involve the General Counsel early on whenever a question or doubt in this area arises, or whenever they propose to enter into an agreement or arrangement with a competitor.

B.            INDUSTRIAL ESPIONAGE

Employees, officers and Board members may not steal or unlawfully use the information, material, products, intellectual property, or proprietary or confidential information of anyone, including suppliers, customers, business partners or competitors.

C.            ADVERTISING

The Company’s reputation for integrity is an important asset and the result of honesty to our customers.  We must always be truthful in our promotional efforts.  Employees, officers and Board members must refrain from using misrepresentations in advertisements or other promotions of our products.

D.            EMPLOYMENT AND LABOR LAWS

It is the Company’s policy to comply with all applicable employment and labor laws and regulations.  No employee, officer or Board member will be subject to any discrimination in employment (including hiring, salary, benefits, discipline, termination and retirement) on the basis of race, color, religion, sex, sexual orientation, national origin, age, disability, pregnancy, political opinion, or social or ethnic origin or other basis as provided by applicable laws. No employee, officer or Board member should be subject to any physical, sexual, psychological, verbal or visual harassment or abuse.

Employees should not be required to work in excess of the hours legally permitted in their jurisdiction.  The Company will pay employees at least the minimum wage required by local law and will provide legally mandated benefits.  There should not be any use of forced labor, indentured labor, bonded labor or otherwise.  No person should be employed at an age younger than that permitted by applicable law.  The Company is also committed to maintaining a safety and health program conforming to the best practices of organizations of its type, with the goal of reducing the number of occupational injuries and illnesses to a minimum.

E.             ENVIRONMENTAL LAWS

The Company is committed to compliance with all applicable environmental laws and regulations.

F.             PROPRIETARY INFORMATION OF OTHERS

General. The Company respects the intellectual property of third parties.  Improper use or disclosure of proprietary information of others can subject the Company to significant liability and can seriously harm our reputation and customer relationships. Proprietary information may take many forms.  An oral presentation about a company’s product development plans may contain protected trade secrets.  A customer list or employee list may be a protected trade secret.  A customer’s or supplier’s proprietary designs, or a demo of a customer’s (or potential customer’s) new product, may be a protected trade secret, as may other information which the customer or supplier has designated as proprietary or as a trade secret.  Employees and officers must take care to respect the proprietary nature of this information and not use it without authorization or reveal it to the customer’s or suppliers’ competitors or any other third party. In addition, employees and officers should only disclose such information to other Company employees on a “need to know” basis.

Former Employers.  The Company’s employees, officers and Board members may be former employees and/or officers of other companies in a similar line of work and in possession of trade secrets of such companies.  The Company’s policy is that no employee, officer or Board member is to reveal any information to the Company that might reasonably be considered a trade secret of a former employer.  If any questions should arise in this area, the General Counsel should be consulted for guidance.

Need for Nondisclosure Agreement. You should never accept information offered by a third party that is represented as confidential, or which appears from the context or circumstances to be confidential, unless an appropriate nondisclosure agreement has been signed with the party offering the information.  THE GENERAL COUNSEL CAN PROVIDE NONDISCLOSURE AGREEMENTS TO FIT ANY PARTICULAR SITUATION, AND WILL COORDINATE APPROPRIATE EXECUTION OF SUCH AGREEMENTS ON BEHALF OF THE COMPANY.  Even after a nondisclosure agreement is in place, you should accept only the information necessary to accomplish the purpose of receiving it, such as a decision on whether to proceed to negotiate a deal.

Competitive Information.  You should never attempt to obtain a competitor’s confidential information by improper means, and you should especially never contact a competitor regarding their confidential information.  While the Company may, and does, employ former employees of competitors, we recognize and respect the obligations of those employees not to use or disclose the confidential information of their former employers.

G.            SOFTWARE

Some of the software used at the Company was created and copyrighted by other companies and may be subject to nondisclosure restrictions.  Such software is usually governed by a license agreement.  Employees, officers and Board members should seek guidance from the General Counsel when entering into and interpreting license agreements. Reproducing software without authorization may violate these agreements and intellectual property laws.  No employee, officer or Board member should make copies, resell or transfer software created by another company, whether in the office, at home, or on the road, unless it is authorized under the applicable software license agreement. Unauthorized copying may constitute copyright infringement and may expose you and the Company to potential civil and criminal liability.  In addition, use of illegal or unauthorized copies of software may subject the employee to corrective action, up to and including termination.

H.            PROTECTING THE COMPANY’S CONFIDENTIAL INFORMATION

The Company’s confidential information is a valuable asset.  The Company’s confidential information includes names and lists of customers, financial information, business plans, manufacturing processes and other similar information.  This information is the property of the Company and may be protected by patent, trademark, copyright and trade secret laws.  All confidential information must be used for Company business purposes only and must be safeguarded.  THIS RESPONSIBILITY INCLUDES NOT DISCLOSING THE COMPANY

CONFIDENTIAL INFORMATION SUCH AS INFORMATION REGARDING THE COMPANY’S PRODUCTS OR BUSINESS OVER THE INTERNET.

Proprietary Information and Invention Agreement.  You may not disclose the Company’s confidential information to anyone or use it to benefit anyone other than the Company without the prior written consent of an authorized Company officer.

Disclosure of Company Confidential Information.  To further the Company’s business, from time to time our confidential information may be disclosed to potential business partners.  However, such disclosure should never be done without carefully considering its potential benefits and risks.  If you determine, in consultation with your manager and other appropriate Company management, that disclosure of confidential information is necessary, you must then contact the General Counsel to ensure that an appropriate written nondisclosure agreement is signed prior to the disclosure.  You must not sign a third party’s nondisclosure agreement or accept changes to the Company’s standard nondisclosure agreements without review and approval by the General Counsel.

Requests by Regulatory Authorities.  The Company and its employees must cooperate with appropriate government inquiries and investigations.  In this context, however, it is important to protect the legal rights of the Company with respect to its confidential information.  All government requests for information, documents or investigative interviews must be referred to the General Counsel.  No financial information may be disclosed without the prior approval of the Chief Financial Officer or General Counsel.

Document Retention Policies.  You must adhere to the document retention policies adopted by the Company from time to time and made available on the Company’s intranet.

Company Spokespeople.  Specific policies have been established regarding who may communicate information to the press and the financial analyst community.  All inquiries or calls from the press and financial analysts should be referred to the Chief Financial Officer or Director of Investor Relations.  The Company has designated its Chief Executive Officer, Chief Financial Officer and Director of Investor Relations as official Company spokespeople for financial matters.  The Company has designated its Director of Media Relations as official Company spokespeople for marketing, technical and other such information.  These designees are the only people who may communicate with the press on behalf of the Company.

Obligations Under Securities Laws — Prohibition on “Insider” Trading.  Obligations under the U.S. securities laws apply to all Company employees, officers and Board members.  In the normal course of business, officers, Board members and employees of the Company may come into possession of material, nonpublic information.  In order to inform you of your legal responsibilities and to make clear to you that the misuse of sensitive information is contrary to Company policy and U.S. securities laws, you must adhere the Insider Trading Policy adopted by the Company, which is available on the Company’s intranet.

V.            ACCURATE BOOKS AND RECORDS

The Company’s responsibilities to its stockholders and the investing public require that all transactions be fully and accurately recorded in the Company’s books and records in compliance with all applicable laws.  From time to time, employees may be required by the Company’s management to provide written confirmations and/or assurances concerning their involvement with and knowledge of such transactions, including without limitation periodic representation letters.

VI.           USE OF COMPANY’S ASSETS

Protecting the Company’s assets is a key responsibility of every employee.  Care should be taken to ensure that assets are not misappropriated, loaned to others, or sold or donated, without appropriate authorization.

Employees should not maintain any expectation of privacy with respect to information transmitted over, received by, or stored in any electronic communications device owned, leased, or operated in whole or in part by or on behalf of the Company.  To the extent permitted by applicable law, the Company retains the right to gain access to any information received by, transmitted by, or stored in any such electronic communications device, by and through its employees at any time, either with or without an employee’s or third party’s knowledge, consent or approval.

Employees who have any questions regarding this policy should bring them to the attention of the Company’s Human Resources Department.

VII.         FOREIGN CORRUPT PRACTICE/POLITICAL CONTRIBUTIONS

A.            PAYMENTS TO GOVERNMENT OFFICIALS AND AGENCIES

The United States Foreign Corrupt Practices Act (or “FCPA”) places a strict prohibition on payments (or promises or offers to pay) anything of value to any foreign official, political party or official. Such payments are prohibited whether they involve Company funds or involve the use of private funds in furtherance of the Company business. Violations of this prohibition subject both the Company and individual employees to criminal and civil liability.  The FCPA applies to all companies that are publicly traded in the United States, and has been applied to employees of non-U.S. subsidiaries.  Laws in most countries outside of the United States also prohibit or restrict government officials or employees of government agencies from receiving payments, entertainment, or gifts for the purpose of winning or keeping business.

All managers and supervisory personnel are expected to monitor continued compliance with the FCPA and similar laws of other countries to ensure compliance with the highest moral, ethical and professional standards of the Company.

The Act does not prohibit facilitating or expediting payments to foreign officials, political parties or party officials, the purpose of which is to secure the performance of routine governmental action by such persons. Examples of permitted payments include those for action ordinarily and commonly performed by such persons in:

•                    obtaining permits, licenses or other official documentation to conduct business in a foreign country;

•                    processing governmental papers (such as work permits and visas);

•                    providing police protection, mail service and utilities and scheduling certain inspections;

•                    loading and unloading product shipments; and

•                    actions of a similar nature.

In light of the restrictive nature of these prohibitions, no employee, officer or Board member may make any payments of any kind to such persons, without the prior approval of the General Counsel. In addition, no contract or agreement may be made with any business in which a government official or employee holds a significant interest, without the prior approval of the General Counsel.

Notwithstanding the foregoing, the Company recognizes that in certain non-U.S. countries some minor government officials will delay or fail to perform their ministerial or clerical functions or services unless payments are made to them.  Such payments may be made only if it has been determined in writing by the Chief Financial Officer that:

•                    the service for which the payment being made is clearly a service that the person receiving the payment is legally required to provide;

•                    the government action sought is proper for the Company to receive;

•                    the payments are not made to policy-making government personnel;

•                    the payments are consistent with local custom and standards;

•                    the duties of the person receiving the payment are essentially ministerial or clerical; and

•                    there is not a reasonable alternative to making such payments.

B.            POLITICAL CONTRIBUTIONS

No Company employee, officer or Board member may use any Company funds for political contributions of any kind to any political candidate or holder of any government office without the prior approval of the Chief Executive Officer, provided that such contributions are otherwise legal.  The term “political contribution” includes direct and indirect payments, loans, advances, deposits or gifts of money or any service.  It also includes subscriptions, memberships, tickets, purchasing of advertising space, payment of expenses and compensation of employees for a political organization, candidate or public official.  Employees, officers and Board members may make any political contributions of their choice on an individual basis, with their own money and on their own time.

VIII.        FINANCIAL OFFICER CODE OF ETHICS

The Company recognizes that financial managers hold an important and elevated role in corporate governance, and that they are uniquely capable and empowered to ensure that stakeholders’ interests are appropriately balanced, protected and preserved. Accordingly, the Chief Executive Officer, the Chief Financial Officer and all members of the Company’s Finance Department are bound by the following Financial Officer Code of Ethics and, by accepting the Code of Conduct and Ethics, each agrees that he or she will:

•                    will act with honesty and integrity and use due care and diligence in performing his or her responsibilities to the Company;

•                    will avoid situations that represent actual or apparent conflicts of interest with his or her responsibilities to Company, and disclose promptly to the General Counsel OR audit committee any transaction or personal or professional relationship that reasonably could be expected to give rise to such an actual or apparent conflict;

•                    will provide constituents with information that is accurate, complete, objective, relevant, timely and understandable, including information for inclusion in the Company’s submissions to governmental agencies or in public statements;

•                    will comply with applicable laws, rules, and regulations of federal, state and local governments, and of any applicable public or private regulatory and listing authorities;

•                    will respect and safeguard the confidentiality of information acquired in the course of his or her work except when authorized or legally obligated to disclose such information;

•                    will share knowledge and maintain skills important and relevant to the performance of his or her duties;

•                    will proactively promote ethical behavior as a responsible partner among peers in his or her work environment;

•                    will achieve responsible use of and control over all assets and resources entrusted to him or her;

•                    will work cooperatively with the Company’s independent auditors in their review of the Company’s financial statements and disclosure documents;

•                    will promptly report violations of this Statement of Ethics to the General Counsel OR Audit Committee;

•                    recognizes that the Audit Committee is directly responsible for the appointment, compensation, and oversight of the work of the Company’s independent auditors; and

•                    understands that he or she is accountable for his or her own compliance with this Financial Officer Code of Ethics and for compliance by all those under his or her supervision to whom this Financial Officer Code of Ethics applies, and that deviations from this Financial Officer Code of Ethics may result in disciplinary action by the Company, including termination.

IX.                   ADDITIONAL STANDARDS

A.            SELECTING SUPPLIERS

The Company’s suppliers make significant contributions to our success.  To create an environment where our suppliers have an incentive to work with the Company, they must be confident that they will be treated lawfully and in an ethical manner.  The Company’s policy is to purchase supplies based on need, quality, service, price and terms and conditions.  The Company’s policy is to select significant suppliers or enter into significant supplier agreements though a competitive bid process where possible.  Under no circumstances should any Company employee attempt to improperly coerce suppliers in any way.  The confidential information of a supplier is entitled to the same protection as that of any other third party and must not be received before an appropriate nondisclosure agreement has been signed.  A supplier’s performance should never be discussed with anyone outside the Company.  A supplier to the Company is generally free to sell its products or services to any other party, including competitors of the Company.  In some cases where the products or services have been designed, fabricated, or developed to our specifications the agreement between the parties may contain restrictions on sales, so long as these restrictions have been specifically reviewed by our General Counsel for compliance with competition law and approved.

B.            GOVERNMENT CONTRACTS

It is the Company’s policy to comply fully with all applicable laws and regulations that apply to government contracting.  It is also necessary to strictly adhere to all terms and conditions of any contract with local, state, federal, foreign or other applicable governments.  The General Counsel must review and approve all contracts with any government entity.

X.            AMENDMENTS AND WAIVERS

Any amendment or waiver (including an implied waiver) of any provision of this Code of Business Conduct and Ethics for a member of the Company’s Board of Directors or Chief Executive Officer, Chief Financial Officer, any Vice President of Finance or other executive officer must be approved in writing by the Company’s Board of Directors.  Any such amendment or waiver must be disclosed promptly in accordance with the rules of the U.S. Securities and Exchange Commission.

Any amendment or waiver of any provision of this Code of Business Conduct and Ethics with respect to any other employee must be approved in writing by the General Counsel and/or the Chief Financial Officer.

XI.           CORRECTIVE ACTIONS

The matters covered in this Code of Business Conduct and Ethics are of the utmost importance to the Company, its stockholders and its business partners, and are essential to the Company’s ability to conduct its business in accordance with its stated values.  We expect all of our employees, officers and Board members to adhere to these rules in carrying out their duties for the Company.  Violations of this policy should be reported promptly to your immediate supervisor, your Human Resources representative, the Chief Financial Officer and/or the General Counsel.  The Company will take appropriate action against any person whose actions are found to violate these policies or any other applicable policies of the Company.  Corrective actions may include termination of employment at the Company’s sole discretion.  Where the Company has suffered a loss, it may pursue its remedies against the individuals or entities responsible.  Where laws have been violated, the Company will cooperate fully with the appropriate authorities.  You should review the Company’s policies and procedures for more detailed information regarding the Company’s other applicable policies.

CONCLUSION

This Code of Business Conduct and Ethics does not and cannot cover every situation. Questions about the ethical or legal propriety of a situation should be first brought to the attention of their immediate supervisor, their Human Resources representative, the Chief Financial Officer and/or the General Counsel.  Certain questions about the ethical or legal propriety of a situation may ultimately be evaluated by the Board of Directors or its Corporate Governance and Nominating Committee.

Nothing in this Code of Business Conduct and Ethics, in any company policies and procedures, or in other related communications (verbal or written) modifies any at-will employment relationship GRIC has with its employees, nor creates or implies an employment contract or term of employment.

Acknowledgement of

Code of Business Conduct and Ethics

                I, _______________________, have received and read the Company’s Code of Business Conduct and Ethics. I understand the standards and policies contained in the Company Code of Business Conduct and Ethics. I am also subject to the general policies of the Company as communicated from time to time to the employees, and understand that there may be additional policies or laws specific to my job. I hereby agree to comply with the Company Code of Business Conduct and Ethics while employed or associated with GRIC Communications, Inc. or any of its subsidiaries.

If I have questions concerning the meaning or application of the Company Code of Business Conduct and Ethics, any Company policies, or the legal and regulatory requirements applicable to my job, I will consult the Human Resources Department or the Legal Department.

Date:

Name:

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